Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-46155) pertaining to the Long-Term Incentive Plan and the Registration Statement (Form S-8 No. 333-88466) pertaining to the 2002 Long-Term Incentive Plan, of our reports dated February 23, 2005, with respect to the consolidated financial statements of Gulf Island Fabrication, Inc., Gulf Island Fabrication, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gulf Island Fabrication, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

New Orleans, Louisiana

March 4, 2005